Exhibit 16.1

[Letterhead of Rehmann Robson]

March 14, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 14, 2013 (the "Report"), of SPAR Group, Inc. ("SGRP"), and are in agreement with the statements contained in the paragraphs 1, 2, 3, 4, 5, 7 and 8 listed under “Change in Registrant’s Certifying Accountant” on page 2 of the Report as they pertain to Rehman and the subsidiaries of SGRP. We have no basis to agree or disagree with other statements of SGRP contained therein.

Very truly yours,

/s/ Rehmann Robson

Troy, Michigan

March 14, 2013